Exhibit 5

                    [Letterhead of Mays & Valentine, L.L.P.]

                                October 30, 1997

The Board of Directors
Cadmus Communications Corporation
6620 West Broad Street  Suite 240
Richmond, Virginia 23230

                        Cadmus Communications Corporation
                       Registration Statement on Form S-8


Ladies and Gentlemen:

                  We have acted as counsel to Cadmus Communications Corporation, a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 10,000 shares of the Company's Common Stock, $.50 par value per share (the "Shares"), to be offered pursuant to the Lancaster Press, Inc. Union Savings Plan and Trust (the "Plan"), together with an indeterminate amount of interests in the Plan.

                  In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

                  Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

                  (1) The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

                  (2) The Shares have been duly authorized and, when distributed in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exihibit to such registration statement.

                                               Very truly yours,



                                               /s/ Mays & Valentine, L.L.P.